      As filed with the Securities and Exchange Commission on July 31, 2000

                                                        Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ------------------

                                    FORM S-3
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                               ------------------

                            LIFEPOINT HOSPITALS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                                             52-2165845
(State or other jurisdiction of                              (I.R.S. Employer
incorporation or organization)                              Identification No.)

                           103 POWELL COURT, SUITE 200
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 372-8500
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                             JAMES M. FLEETWOOD, JR.
          CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           103 POWELL COURT, SUITE 200
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 372-8500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               ------------------

                                   COPIES TO:
                              PAUL D. GILBERT, ESQ.
                         WALLER LANSDEN DORTCH & DAVIS,
                    A PROFESSIONAL LIMITED LIABILITY COMPANY
                           2100 NASHVILLE CITY CENTER
                                511 UNION STREET
                           NASHVILLE, TENNESSEE 37219
                                 (615) 244-6380


         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: [ ] _____________

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                         CALCULATION OF REGISTRATION FEE

=================================================================================================================
           TITLE OF EACH                              PROPOSED MAXIMUM      PROPOSED MAXIMUM
        CLASS OF SECURITIES          AMOUNT TO BE      OFFERING PRICE      AGGREGATE OFFERING       AMOUNT OF
          TO BE REGISTERED            REGISTERED        PER UNIT(1)             PRICE(1)        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value (2)    340,000 shares         $24.20              $8,228,000            $2,173
=================================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee and is based on the average of the high and low reported sales prices of the common stock of the registrant on the Nasdaq National Market on July 26, 2000.

(2) Includes the Series A Preferred Stock purchase rights associated with the Common Stock.

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                   SUBJECT TO COMPLETION, DATED JULY 31, 2000


                                     [LOGO]


                            LIFEPOINT HOSPITALS, INC.


                         340,000 SHARES OF COMMON STOCK
                        ISSUABLE UPON EXERCISE OF OPTIONS

         This prospectus relates to 340,000 shares of LifePoint Hospitals, Inc. common stock reserved for issuance upon the exercise of options granted to 17 officers of HCA - The Healthcare Company in connection with the spin-off of our company from HCA on May 11, 1999. The shares covered by this prospectus may be offered for sale by the selling stockholders from time to time in ordinary brokerage transactions on the Nasdaq National Market at market prices prevailing at the time of the sale or in one or more negotiated transactions at prices acceptable to the respective selling stockholder.

         Our common stock is traded on the Nasdaq National Market under the symbol "LPNT." On July 27, 2000 the last sale price for our common stock as quoted on the Nasdaq National Market was $24.00 per share.

         Investing in our common stock involves risks. For information concerning factors that should be considered by prospective investors see "Risk Factors" on page 4.

                                  -------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

         The information in this prospectus is not complete and may be changed. The selling security holders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                  -------------


              The date of this prospectus is ____________ __, 2000

                                TABLE OF CONTENTS

ABOUT THE COMPANY..................................................... 3

RISK FACTORS.......................................................... 4

FORWARD-LOOKING STATEMENTS............................................14

USE OF PROCEEDS.......................................................15

SELLING SECURITY HOLDERS..............................................15

PLAN OF DISTRIBUTION..................................................16

LEGAL MATTERS.........................................................17

EXPERTS...............................................................17

WHERE YOU CAN FIND ADDITIONAL INFORMATION.............................17

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE.....................18

                                  -------------

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU OTHER INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                ABOUT THE COMPANY

         We own and operate general, acute care hospitals located in non-urban areas. As of July 1, 2000, we operated 23 hospitals. In all but one of our markets, our hospital is the only hospital in the community. Our hospitals are located in nine states: Alabama, Florida, Georgia, Kansas, Kentucky, Louisiana, Tennessee, Utah and Wyoming. Approximately half of our facilities are located in the states of Kentucky and Tennessee. One hospital was held for sale on June 30, 2000 and another was subject to a definitive asset purchase agreement containing customary conditions to closing.

         Our general, acute care hospitals usually provide the range of medical and surgical services commonly available in hospitals in non-urban markets. These hospitals also provide diagnostic and emergency services, as well as outpatient and ancillary services such as outpatient surgery, laboratory, radiology, respiratory therapy and physical therapy.

         In addition to providing capital resources, we make available a variety of management services to our health care facilities. These services include ethics and compliance programs, national supply and equipment purchasing and leasing contracts, accounting, financial and clinical systems, governmental reimbursement assistance, information systems, legal support, personnel management and internal audit, access to managed care networks, and resource management.

         On May 11, 1999, our company was spun-off from HCA. As a result of the spin-off, through the distribution of all outstanding shares of LifePoint common stock to the stockholders of HCA, our company became an independent, publicly traded company that owns and operates the healthcare service business which had previously comprised the America Group of HCA. HCA no longer owns any shares of LifePoint common stock. Our principal executive office is located at 103 Powell Court, Suite 200, Brentwood, Tennessee 37027. Our telephone number is (615) 372-8500.

                                  RISK FACTORS

         In evaluating an investment in our common stock, you should carefully consider the following factors in addition to all other information contained in this prospectus.

WE HAVE LIMITED OPERATING HISTORY AS AN INDEPENDENT COMPANY AND WE OPERATED AT A LOSS IN 1999.

         Prior to May 11, 1999, we operated as the America Group division of HCA. Accordingly, we do not have a long operating history as an independent, publicly-traded company. Prior to our spin-off from HCA, we had historically relied on HCA for various financial, administrative and managerial expertise relevant to the conduct of our business. We maintain our own lines of credit and banking relationships, employ our own senior executives and perform our own administrative functions, except that HCA continues to provide certain support services to us on a contractual basis. We did not generate a profit for 1999. We had net income of $7.7 million for the six months ended June 30, 2000. We cannot assure you that we will have net profits in the future.

OUR SUBSTANTIAL LEVERAGE COULD ADVERSELY AFFECT OUR ABILITY TO RUN OUR BUSINESS.

         We are highly leveraged. At June 30, 2000, our consolidated long-term debt was approximately $323.1 million. We also may draw upon a $65 million revolving credit facility of which $35 million is available at June 30, 2000. We also have the ability to incur additional debt, subject to limitations imposed by our credit agreement and the indenture governing our outstanding notes. While we believe that future operating cash flow, together with available financing arrangements, will be sufficient to fund operating requirements, leverage and debt service requirements could have important consequences to you, including the following:

- make us more vulnerable to economic downturns and to adverse changes in business conditions, such as further limitations on reimbursement under Medicare and Medicaid programs;

- limit our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

- require us to dedicate a substantial portion of our cash flow from operations to the payment of principal and interest on our indebtedness, reducing the funds available for operations;

- make us vulnerable to increases in interest rates since some of the borrowings may be at variable rates of interest; and

- require us to pay the indebtedness immediately if we default on any of the numerous financial and other restrictive covenants, including restrictions on payments of dividends, incurrences of indebtedness and sale of assets.

WE DEPEND SIGNIFICANTLY ON OUR PHYSICIANS AND KEY PERSONNEL, AND LOSS OF THE SERVICES OF ONE OR MORE OF THESE PHYSICIANS AT ANY GIVEN HOSPITAL OR SENIOR OR LOCAL MANAGEMENT PERSONNEL WOULD WEAKEN OUR PROFESSIONAL STAFF OR MANAGEMENT TEAM AND OUR ABILITY TO DELIVER HEALTH CARE SERVICES EFFICIENTLY.

         Physicians generally direct the majority of hospital admissions. Our success, in part, depends upon the number and quality of physicians on our hospitals' medical staffs, the admissions practices of these physicians and the maintenance of good relations with these physicians. We generally do not employ physicians. Only a limited number of physicians practice in the non-urban communities in which our hospitals are located. Consequently, if we lose physicians in these communities, fail to recruit and retain physicians in these communities or fail to maintain good relations with the physicians on our hospitals' medical staffs, we could have difficulty attracting patients to our hospitals and therefore lose profitability. The operations of our hospitals could also be affected by the shortage of nurses and certain other health care professionals in these communities.

         We also depend on the continued services and management experience of James M. Fleetwood, Jr. and our other executive officers. If Mr. Fleetwood or any of our other executive officers resign their positions or otherwise are unable to serve, our management expertise and ability to deliver health care services efficiently could be weakened. In addition, our success depends on our ability to attract and retain managers at our hospitals and related facilities, the ability of our officers and key employees to manage growth successfully and our ability to attract and retain skilled employees.

A SIGNIFICANT PORTION OF OUR REVENUE IS DEPENDENT ON MEDICARE AND MEDICAID PAYMENTS, AND POSSIBLE REDUCTIONS IN MEDICARE OR MEDICAID PAYMENTS IN THE FUTURE OR THE IMPLEMENTATION OF OTHER MEASURES TO REDUCE REIMBURSEMENTS MAY REDUCE OUR REVENUE.

         We derive a significant portion of our revenues from the Medicare and Medicaid programs, which are highly regulated and subject to frequent and substantial changes. In recent years, fundamental changes in the Medicare and Medicaid programs, including the implementation of a prospective payment system for inpatient services at medical/surgical hospitals, have resulted in limitations on, and reduced levels of payment and reimbursement for, a substantial portion of hospital procedures and costs. The Balanced Budget Act, which establishes a plan to balance the federal budget by fiscal year 2002, includes significant additional reductions in spending levels for the Medicare and Medicaid programs, including:

-        payment reductions for inpatient and outpatient hospital services;

- establishment of a prospective payment system for hospital outpatient services, skilled nursing facilities and home health agencies under Medicare; and

- repeal of the federal payment standard (the so-called "Boren Amendment") for hospitals and nursing facilities under Medicaid.

         A number of states have adopted legislation designed to reduce their Medicaid expenditures and to provide universal coverage and additional care, including enrolling

Medicaid recipients in managed care programs and imposing additional taxes on hospitals to help finance or expand the states' Medicaid systems. In addition, private payers increasingly are attempting to control health care costs through direct contracting with hospitals to provide services on a discounted basis, increased utilization review and greater enrollment in managed care programs like health maintenance organizations and preferred provider organizations. We believe that hospital operating margins have been, and may continue to be, under significant pressure because of deterioration in pricing flexibility and payer mix, and growth in operating expenses in excess of the increase in prospective payments under the Medicare program.

         In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would affect major changes in the health care system, either nationally or at the state level. The following proposals are under consideration or already enacted:

-        price controls on hospitals;

- insurance market reforms to increase the availability of group health insurance to small businesses, Medicare and Medicaid managed care programs; and

- requirements that all businesses offer health insurance coverage to their employees.

         While we anticipate that the rate of increase in payments to hospitals will be reduced as a result of future federal and state legislation, it is uncertain at this time what legislation on health care reform may ultimately be enacted or whether other changes in the administration or interpretation of governmental health care programs will occur. We believe that large additional reductions in the payments we receive for our services could reduce our overall revenues.

THE INCREASING NUMBER OF INITIATIVES UNDERTAKEN BY MAJOR PURCHASERS OF HEALTH CARE MAY REDUCE OUR REVENUE AND PROFITABILITY.

         Our hospitals' competitive position is affected by the increasing number of initiatives undertaken during the past several years by major purchasers of health care, including federal and state governments, insurance companies and employers, to revise payment methodologies and monitor health care expenditures in order to contain health care costs. As a result of these initiatives, managed care organizations offering prepaid and discounted medical services packages represent an increasing portion of our hospitals' admissions, resulting in reduced hospital revenue growth. If we are unable to lower costs through increased operational efficiencies and the trend toward declining reimbursements and payments continues, our future revenue and profitability will be constrained. One managed care organization in Tennessee has been placed in receivership by the state of Tennessee. We can not assure you that other managed care organizations with which we have contracts will not encounter similar difficulties in paying claims in the future.

OTHER HOSPITALS PROVIDE SIMILAR SERVICES, WHICH MAY RAISE THE LEVEL OF COMPETITION FACED BY OUR HOSPITALS.

         The health care business is highly competitive, and competition among hospitals and other health care providers for patients has intensified in recent years. Almost all of our hospitals operate in geographic areas where they are currently the sole provider of hospital services in their communities. While these hospitals face less direct competition in their immediate service areas than would be expected in larger communities, they do face competition from other hospitals, including larger tertiary care centers. Although these competing hospitals, in some cases, may be in excess of 30 to 50 miles away, patients in these markets may migrate to, may be referred by local physicians to, or may be lured by incentives from managed care plans to travel to distant hospitals.

WE MAY HAVE DIFFICULTY ACQUIRING HOSPITALS ON FAVORABLE TERMS, AVOIDING UNKNOWN OR CONTINGENT LIABILITIES OF ACQUIRED HOSPITALS AND, DUE TO REGULATORY SCRUTINY, ACQUIRING NONPROFIT ENTITIES.

         One element of our business strategy is expansion through the acquisition of acute care hospitals in growing non-urban markets. The competition to acquire rural hospitals is significant. We cannot assure you that suitable acquisitions can be accomplished on terms favorable to us, or that we can obtain financing, if necessary, for such acquisitions. We also may incur or assume additional indebtedness as a result of the consummation of any acquisitions. In addition, in order to ensure the tax-free treatment of the distribution of our stock from HCA, we are limited in the amount of stock we may issue as consideration for acquisitions.

         Acquired businesses may have unknown or contingent liabilities, including liabilities for failure to comply with health care laws and regulations. Although we have policies to conform the practices of acquired facilities to our standards and applicable law, and generally will seek indemnification from prospective sellers covering these matters, we cannot assure you that we will not become liable for past activities of acquired businesses or that any liabilities will not be material.

         In recent years, the legislatures and attorneys general of several states have increased their level of interest in transactions involving the sale of hospitals by not-for-profit entities. This heightened scrutiny may increase the cost and difficulty, or prevent the completion, of transactions with not-for-profit organizations in certain states in the future.

OUR REVENUE IS HEAVILY CONCENTRATED IN KENTUCKY AND TENNESSEE, WHICH MAKES US PARTICULARLY SENSITIVE TO REGULATORY AND ECONOMIC CHANGES IN THOSE STATES.

         Six of our hospitals are located in the Commonwealth of Kentucky, and six of our hospitals are located in the state of Tennessee. For the year ended December 31, 1999 and the six months ended June 30, 2000, respectively, 42.7% and 41.3% of our revenue was generated by our Kentucky hospitals and 22.2% and 22.1% of our revenue was generated by our Tennessee hospitals. Accordingly, any change in the current demographic, economic, competitive, regulatory, Medicaid reimbursement rates or legislative conditions in Kentucky or Tennessee could significantly reduce our operating revenue from the hospitals in these states.

OUR BUSINESS IS HIGHLY REGULATED. WE MAY BE SUBJECTED TO ALLEGATIONS THAT WE FAILED TO COMPLY WITH GOVERNMENTAL REGULATION WHICH MAY RESULT IN SANCTIONS THAT COULD REDUCE OUR REVENUE AND PROFITABILITY.

         The health care industry is subject to extensive federal, state and local laws and regulations relating to, among other things, licensure, conduct of operations, ownership of facilities, addition of facilities and services, payment for services, and prices for services. These laws and regulations are extremely complex and in many instances, the industry does not have the benefit of significant judicial interpretation. In particular, Medicare and Medicaid antifraud and abuse amendments, codified under Section 1128B(b) of the Social Security Act, known as the "anti-kickback statute," prohibit certain business practices and relationships related to items or services reimbursable under Medicare, Medicaid and other federal health care programs, including the payment or receipt of remuneration to induce or arrange for the referral of patients covered by a federal or state healthcare program. Sanctions for violating the anti-kickback statute include criminal penalties and civil sanctions, including civil money penalties and possible exclusion from government programs such as Medicare and Medicaid. Pursuant to the Medicare and Medicaid Patient and Program Protection Act of 1987, the Department of Health and Human Services has issued safe harbor regulations which describe some of the conduct and business relationships immune from prosecution under the anti-kickback statute. The fact that a given business arrangement does not fall within a safe harbor does not render the arrangement illegal. However, business arrangements of health care service providers that fail to satisfy the applicable safe harbor criteria risk scrutiny by enforcement authorities. Some of our current business arrangements do not qualify for a safe harbor.

         The Health Insurance Portability and Accountability Act of 1996, which became effective January 1, 1997, amends, among other things, Title XI (42 U.S.C. ss. 1301 et seq.) to broaden the scope of certain fraud and abuse laws to include all health care services, whether or not they are reimbursed under a federal program. These statutes also create new enforcement mechanisms to combat fraud and abuse, including an incentive program under which individuals can receive up to $1,000 for providing information on Medicare fraud and abuse that leads to the recovery of at least $100 of Medicare funds.

         We provide financial incentives to recruit physicians into the communities served by our hospitals, including loans and minimum revenue guarantees. One of our hospitals has physician investors. We also enter into employment agreements, independent contractor agreements, leases and other agreements with physicians. Although we believe that these agreements comply with applicable law, we cannot assure you that regulatory authorities who enforce the anti-kickback statute will not determine that any of the arrangements violate the anti-kickback statute or other federal laws. Such a determination could subject us to liabilities under the Social Security Act, including criminal penalties, civil monetary penalties and/or exclusion from participation in Medicare, Medicaid or other federal health care programs and impair our ability to operate profitably.

         In addition, Section 1877 of the Social Security Act, commonly known as the "Stark Law," was amended, effective January 1, 1995, to broaden significantly the scope of prohibited referrals by physicians under the Medicare and Medicaid programs to providers of designated health services with which such physicians have ownership or certain other financial arrangements. Certain exceptions are available for physicians maintaining an ownership interest in an entire hospital, employment agreements, leases, physician recruitment and certain other physician arrangements. Final implementing regulations have not yet been adopted, and we can not assure you that our physician arrangements will be found to be in compliance with the Stark law, as such law ultimately may be interpreted. Many states have adopted or are considering similar anti-kickback and physician self-referral legislation, some of which extends beyond the scope of the federal law to prohibit the payment or receipt of remuneration for the referral of patients and physician self-referrals regardless of the source of the payment for the care. Both federal and state government agencies have announced heightened and coordinated civil and criminal enforcement efforts. In addition, the Office of the Inspector General of the United States Department of Health and Human Services and the Department of Justice have from time to time established enforcement initiatives that focus on specific billing practices or other suspected areas of abuse. Current initiatives include a focus on hospital billing for outpatient charges associated with inpatient services, as well as hospital laboratory billing practices. We are cooperating with the government agencies responsible for such initiatives where such initiatives involve our hospitals.

         We exercise care in structuring our arrangements with physicians and other referral sources to seek to comply with applicable laws. It is possible, however, that government officials charged with responsibility for enforcing such laws could assert that we or certain transactions in which we are involved, are in violation of such laws. It is also possible that such laws ultimately could be interpreted by the courts in a manner inconsistent with our interpretations.

         Some states require prior approval for the purchase, construction and expansion of health care facilities, based upon a state's determination of need for additional or expanded health care facilities or services. These determinations, embodied in certificates of need issued by governmental agencies with jurisdiction over health care facilities, may be required for capital expenditures exceeding a prescribed amount, changes in bed capacity or services and certain other matters. Five states in which we currently own hospitals, Alabama, Florida, Georgia, Kentucky and Tennessee, have enacted CON legislation. We can not assure you that we will be able to obtain CONs required for expansion activities in the future. The failure to obtain any required CON could impair our ability to operate or expand operations in any state.

         The laws, rules and regulations described above are complex and subject to interpretation. In the event of a determination that we are is in violation of such laws, rules or regulations, or if further changes in the regulatory framework occur, any such determination or changes could result in monetary or punitive sanctions or exclusion from governmental programs, either of which could impair our ability to operate profitability.

WE MAY BE SUBJECT TO LIABILITIES BECAUSE OF LITIGATION AND INVESTIGATIONS INVOLVING HCA.

         HCA is currently the subject of several federal investigations into certain of its business practices, as well as governmental investigations by various states. HCA is cooperating in these investigations and understands, through written notice and other means, that it is a target in these investigations. Given the breadth of the ongoing investigations, HCA expects additional subpoenas and other investigative and prosecutorial activity to occur in these and other jurisdictions in the future. HCA is the subject of a formal order of investigation by the Securities and Exchange Commission. HCA understands that the Commission's investigation includes the anti-fraud, periodic reporting and internal accounting control provisions of the federal securities laws. According to published reports, in July 1999, two HCA employees were found guilty of conspiracy and making false statements on Medicare, Medicaid and Champus cost reports.

         HCA is a defendant in several qui tam actions, or actions under a state statute brought by private parties on behalf of the United States of America, which have been unsealed and served on HCA. The actions allege, in general, that HCA and certain subsidiaries and/or affiliated partnerships violated the False Claims Act, 31 U.S.C. ss. 3729 et seq., for improper claims submitted to the government for reimbursement. The lawsuits seek three times the amount of damages caused to the United States by the submission of any Medicare or Medicaid false claims presented by the defendants to the federal government, civil penalties of not less than $5,000 nor more than $10,000 for each such Medicare or Medicaid claim, attorneys' fees and costs. The government has intervened in six qui tam actions. HCA is aware of additional qui tam actions that remain under seal and believes that there may be other sealed qui tam cases of which it is unaware.

         HCA is a defendant in a number of other suits, which allege, in general, improper and fraudulent billing, overcharging, coding and physician referrals, as well as other violations of law. Certain of the suits have been conditionally certified as class actions. Several derivative actions have been filed in state court by certain purported stockholders of HCA against certain of its current and former officers and directors alleging breach of fiduciary duty, and failure to take reasonable steps to ensure that HCA did not engage in illegal practices thereby exposing it to significant damages.

         On May 18, 2000, HCA announced that it had reached an understanding with the Civil Division of the Department of Justice to recommend an agreement to settle, subject to certain conditions, the civil claims actions against HCA relating to diagnosis related group coding, outpatient laboratory billing and home health issues. The understanding with the Department of Justice would require HCA to pay $745 million in compensation to the government, with interest accruing immediately at a fixed rate of 6.5% per annum, and would reduce HCA's existing letter of credit agreement with the government from $1 billion to $250 million at the time of the payment of the settlement.

         We are unable to predict the effect or outcome of any of the ongoing investigations or qui tam and other actions, or whether any additional investigations or litigation will be commenced. In connection with the spin-off of our company from HCA, we entered into a distribution agreement with HCA. The terms of the distribution agreement provide that HCA will indemnify us for any losses which they may incur as a result of the proceedings described above, all of which we believe relate to periods prior to the distribution. HCA has also agreed to indemnify our company for any losses which we may incur as a result of proceedings which may be commenced by government authorities or by private parties in the future that arise from acts, practices or omissions engaged in prior to the distribution date and relate to the proceedings described above. HCA has also agreed that, in the event that any hospital owned by our company is permanently excluded from participation in the Medicare and Medicaid programs as result of the proceedings described above, then HCA will make a cash payment to us, in an amount (if positive) equal to five times the excluded hospital's 1998 income from continuing operations before depreciation and amortization, interest expense, management fees, impairment of long-lived assets, minority interests and income taxes, as set forth on a schedule to the distribution agreement, less the net proceeds of the sale or other disposition of the excluded hospital. We have agreed with HCA that we will negotiate one or more compliance agreements with the OIG setting forth our agreement to comply with applicable laws and regulations. HCA is expected to enter into its own compliance agreement with the OIG that will become effective when its settlement is final. If any of these indemnified matters were successfully asserted against us, or any of our facilities, and HCA failed to meet its indemnification obligations, then our losses could have a material adverse effect on our business, financial position, results of operations or prospects. HCA will not indemnify us for losses relating to any acts, practices and omissions engaged in by us after the distribution date, whether or not we are indemnified for similar acts, practices and omissions occurring prior to the distribution date.

         We understand that HCA believes that the ongoing governmental investigations and related media coverage may have had a negative effect on HCA's results of operations, which included us for the periods prior to May 11, 1999. The extent to which we may or may not continue to be affected by the ongoing investigations of HCA, the initiation of additional investigations, if any, and the related media coverage cannot be predicted. These matters could have a material adverse effect on our business, financial condition, results of operations or prospects in future periods.

WE MAY BE SUBJECT TO LIABILITIES BECAUSE OF CLAIMS ARISING FROM HCA AND/OR OUR OWN HOSPITAL MANAGEMENT ACTIVITIES.

         As is typical in the health care industry, we are subject to claims and legal actions by patients and others in the ordinary course of business. Substantially all losses in periods prior to the distribution are insured through a wholly owned insurance subsidiary of HCA and excess loss policies maintained by HCA. We purchase insurance for our professional and general liability risks incurred after the distribution, subject to a substantial deductible, for which a reserve is recorded on our balance sheets. We cannot assure you that our cash flow will be adequate to provide for professional and general liability claims in the future. HCA has indemnified us for professional and general liability claims incurred prior to the distribution.

WE COULD BE LIABLE FOR ADDITIONAL TAXES IF THE INTERNAL REVENUE SERVICES RULES THAT THE SPIN-OFF OF OUR COMPANY FROM HCA IS TAXABLE.

         On March 30, 1999, HCA received a ruling from the IRS concerning the United States federal income tax consequences of the distribution of LifePoint common stock. The tax ruling provides that, because the distribution qualifies under Section 355 of the Internal Revenue Code of 1986, the distribution generally will be tax-free to HCA and to HCA's stockholders, except for any cash received instead of fractional shares. The tax ruling is based upon the accuracy of representations made by HCA as to numerous factual matters and as to the intention to take, or to refrain from taking, certain future actions. The inaccuracy of any of those factual representations or the failure to take the intended actions, or the taking of actions which were represented would not be taken, could cause the IRS to revoke all or part of the tax ruling retroactively.

         If the distribution of our common stock were not to qualify for tax-free treatment under Section 355 of the Code, then, in general, additional corporate tax (which would be substantial) would be payable by the consolidated group of which HCA is the common parent. Under the consolidated return rules, each member of the consolidated group, including our company, would be jointly and severally liable for such tax liability. If the distribution did not qualify for tax-free treatment under Section 355 of the Code, the resulting tax liability would have a material adverse effect on the business, financial position, results of operations or prospects of HCA and, possibly, also of our company.

         We entered into a tax sharing and indemnification agreement with HCA and Triad Hospitals, Inc., a publicly-traded company spun-off from HCA concurrently with our spin-off, which allocates tax liabilities among HCA, Triad and our company and addresses certain other tax matters such as responsibility for filing tax returns, control of and cooperation in tax litigation, and the tax treatment of the spin-off. Generally, HCA will be responsible for taxes that are allocable to periods prior to the spin-off date, and HCA, and our company will each be responsible for its own tax liabilities, including its allocable share of taxes shown on any consolidated, combined or other tax return filed by HCA, for periods after the distribution date. The tax sharing and indemnification agreement prohibits us from taking actions that could jeopardize the tax treatment of either the distribution or the restructuring that preceded the distribution, and requires us to indemnify HCA, as well as Triad, for any taxes or other losses that result from any such actions.

WE DEPEND ON THE DIVIDENDS AND OTHER INTERCOMPANY TRANSFERS OF FUNDS TO MEET OUR FINANCIAL OBLIGATIONS.

         LifePoint is a holding company and holds most of its assets at, and conducts most of its operations through, direct and indirect subsidiaries. As a holding company, our results of operations depend on the results of operations of our subsidiaries. Moreover, we are dependent on dividends and other intercompany transfers of funds from our subsidiaries to meet our debt service and other obligations, including payment of principal and interest on our outstanding senior subordinated notes. The ability of our subsidiaries to pay dividends or make other payments or advances will depend on their operating results and will be subject to applicable laws and restrictions contained in agreements governing indebtedness of such subsidiaries.

         The claims of creditors of our subsidiaries, including trade creditors, will generally have priority as to the assets of our subsidiaries over the claims of our creditors, including the holders of the senior notes. As of June 30, 2000, the aggregate amount of indebtedness and other obligations of our subsidiaries, including trade payables and lease obligations, was approximately $333.3 million, including the guarantees of the senior notes.

WE HAVE NEVER PAID A DIVIDEND ON OUR COMMON SHARES AND HAVE NO CURRENT PLANS TO DO SO.

         During our existence, we have never paid a cash dividend, and we do not anticipate paying any cash dividends in the foreseeable future. Our senior credit facility also restricts the payment of cash dividends. If we incur any future indebtedness to refinance our existing indebtedness or to fund our future growth, our ability to pay dividends may be further restricted by the terms of such indebtedness.

OUR STOCK PRICE HAS BEEN AND MAY CONTINUE TO BE VOLATILE.

         The trading price of our common stock has been and may continue to be subject to wide fluctuations. Our stock price may fluctuate in response to a number of events and factors, including:

-        quarterly variations in operating results;
- changes in financial estimates and recommendations by securities analysts;
- the operating and stock price performance of other companies that investors may deem comparable; and
-        news reports relating to trends in our markets.

The majority of this volatility, however, is attributable to the current state of the stock market, in which wide price swings are common. These broad market and industry fluctuations may adversely affect the price of our common stock, regardless of our operating performance.

                           FORWARD-LOOKING STATEMENTS

         This prospectus and other materials we have filed or may file with the Securities and Exchange Commission, as well as information included in oral statements or other written statements made, or to be made, by us, contain, or will contain, disclosures which are "forward-looking statements." Forward-looking statements include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as "may," "believe," "will," "expect," "project," "estimate," "anticipate," "plan" or "continue." These forward-looking statements address, among other things, strategic objectives and the anticipated effects of the sale of our common stock. These forward-looking statements are based on the current plans and expectations of our management and are subject to a number of uncertainties and risks that could significantly affect our current plans and expectations and future financial condition and results. These factors include, but are not limited to:

         -   our limited operating history;
         -   our substantial leverage;
         -   the concentration of our revenue in Kentucky and Tennessee;
         -   our structure as a holding company;
         -   the highly competitive nature of the health care business;
         - the efforts of insurers, health care providers and others to contain health care costs;
         - possible changes in the Medicare program that may further limit reimbursements to health care providers and insurers;
         - changes in federal, state or local regulation affecting the health care industry;
         -   the possible enactment of federal or state health care reform;
         - the ability to attract and retain qualified management and personnel, including physicians;
         - liabilities and other claims asserted against LifePoint, including without limitation, liabilities for which LifePoint may be indemnified by HCA;
         - limitations placed on us by the tax ruling received in connection with the distribution, which limitations could restrict our ability to raise capital and implement our acquisition plans, among other things;
         -   fluctuations in the market value of our common stock;
         -   changes in accounting practices;
         -   changes in general economic conditions; and
         -   other risk factors described in this prospectus.

         As a consequence, current plans, anticipated actions and future financial conditions and results may differ from those expressed in any forward-looking statements made by or on behalf of our company. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You are cautioned not to unduly rely on such forward-looking statements when evaluating the information presented herein.

                                 USE OF PROCEEDS

         We will not receive any proceeds from this offering.

                            SELLING SECURITY HOLDERS

         The selling security holders consist of 17 officers of HCA who received options to purchase an aggregate of 340,000 shares of our common stock reserved for issuance in connection with the spin-off of our company from HCA on May 11, 1999.

         We are registering all 340,000 shares covered by this prospectus on behalf of the selling security holders named in the table below. We have registered the shares to permit the selling stockholders and their pledges, donees, transferees or other successors-in-interest that receive their shares from selling security holders as a gift, partnership distribution or another non-sale related transfer after the date of this prospectus to resell the shares when they deem appropriate. We refer to all of these possible sellers as selling security holders in this prospectus.

         The following table sets forth information regarding the beneficial ownership of the common stock by the selling security holders as of July 31, 2000. None of the selling security holders beneficially own greater than 5% of our outstanding common stock.

                                                                     SHARES
                                                                   BENEFICIALLY
                                SHARES                             OWNED AFTER
                             BENEFICIALLY       MAXIMUM NUMBER   COMPLETION OF THE
                            OWNED PRIOR TO     OF SHARES BEING       OFFERING
   NAME(1)                    OFFERING(2)         OFFERED(3)         NUMBER(4)
   -------                    -----------         ----------         ---------
David G. Anderson                17,440            15,000             2,440
Jack O. Bovender, Jr             51,055            50,000             1,055
Richard M. Bracken               30,648            25,000             5,648
Victor L. Campbell               42,825            25,000            17,825
Roslyn S. Elton                  17,682            15,000             2,682
James A. Fitzgerald              17,734            15,000             2,734
V. Carl George                   17,752            15,000             2,752
Jay Grinney                      30,244            25,000             5,244
R. Lee Grubbs                    10,428            10,000               428
R. Milton Johnson                22,152            20,000             2,152
Patricia T. Lindler              10,015            10,000                15
A. Bruce Moore, Jr               24,918            20,000             4,918
Philip R. Patton                 15,030            15,000                30
Joseph N. Steakley               15,657            15,000               657
Robert Waterman                  25,540            25,000               540
Noel B. Williams                 25,289            25,000               289
Alan R. Yuspeh                   15,125            15,000               125

---------------

(1) The address of each selling security holder is c/o HCA, One Park Plaza, Nashville, Tennessee 37203. Prior to the spin-off, our business comprised the America Group of HCA. Each of the selling security holders is, and was at the time of our spin-off, an officer of HCA.

(2) Includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned.

(3) These securities consist of shares of common stock, issuable by LifePoint upon exercise of the 340,000 options granted to the selling security holders. The options are currently exercisable at an exercise price of $10.8125 per share and expire on June 7, 2009.

(4) In each case represents less than 1% of the class.


                              PLAN OF DISTRIBUTION

         We do not know how the selling security holders will sell the shares. They may sell the shares from time to time in any of several ways and in any of several marketplaces, including:

         -    Through private negotiations directly with purchasers;

         - Through agreements with underwriters, dealers or brokers for their own accounts;

         -    Through agreements with underwriters or dealers for resale;

         - In block trades with brokers or dealers who will attempt to sell the shares as agent but may resell a portion of the block as principal to facilitate the transaction; or

         - In brokers' transactions on the Nasdaq National Market, subject to its rules.

         We do not know at what prices the selling security holders may sell the shares after exercise of the options. They may sell the shares at market prices prevailing at the time of the sale, at prices related to the prevailing market prices, or at negotiated prices. They may pay usual and customary or specifically negotiated fees, discounts or commissions in connection with these sales. We will not pay any of those fees, discounts or commissions.

         Because selling security holders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, they will be subject to the prospectus delivery requirements of the Securities Act.

         We will bear the expense of preparation and filing of the registration statement of which this prospectus is a part. The aggregate amount of all these expenses is expected to be approximately $20,000.

         We have agreed to maintain the effectiveness of the registration statement until the selling security holders have exercised all of their options and the shares received upon exercise have been sold or may be sold without registration in accordance with an exemption under the securities laws.

         See "Selling Security Holders" for information concerning the beneficial ownership of LifePoint common stock by the selling security holders.

                                  LEGAL MATTERS

         The legality of the common stock offered will be passed upon for us by Waller Lansden Dortch & Davis, A Professional Limited Liability Company, Nashville, Tennessee.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, has audited our consolidated financial statements at December 31, 1998 and 1999, and for each of the three years in the period ended December 31, 1999 as set forth in its reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on the reports of Ernst & Young and given on its authority as an expert in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are also available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. Reports and other information concerning us can also be inspected at the offices of Nasdaq, 33 Whitehall Street, New York, New York 10004-2193.

         We have filed a registration statement on Form S-3 with the SEC covering the common stock. For further information on LifePoint and the securities we are offering in this prospectus, you should refer to our registration statement, its exhibits and the documents incorporated by reference therein. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Since this prospectus may not contain all the information that you may find important, you should review the full text of those documents.

         You should rely only on the information contained and incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the SEC and incorporated by reference, is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

         -   incorporated documents are considered part of the prospectus;

         - we can disclose important information to you by referring you to those documents; and

         - information that we file with the SEC will automatically update and supercede this prospectus.

         We incorporate by reference the documents listed below which we filed with the SEC under the Securities Exchange Act of 1934:

         - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

         - our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2000;

         - our Current Reports on Form 8-K, filed on May 31, 2000, June 9, 2000 and June 28, 2000; and

         - the description of our common stock contained in our registration statement on Form 10, dated December 11, 1998, as amended.

         You may request a copy of these filings, at not cost, by writing or telephoning our Corporate Secretary at the following address:

         LifePoint Hospitals, Inc.
         103 Powell Court, Suite 200
         Brentwood, Tennessee  37027
         Attention:  Corporate Secretary
         (615) 372-8500

         We also incorporate by reference each of the following documents that we will file with the SEC after the date of this prospectus but before all the common stock offered by this prospectus has been sold:

         - reports filed under Sections 13(a) and (c) of the Securities Exchange Act of 1934;

         - definitive proxy or information statements filed under Section 14 of the Securities Exchange Act of 1934 in connection with any subsequent stockholders' meeting; and

         - any reports filed under Section 15(d) of the Securities Exchange Act of 1934.

         Such documents will become a part of this prospectus from the date such document is filed.

         Any statement contained in this prospectus or in a document incorporated by reference are modified or superseded for purposes of this prospectus to the extent that a statement contained in any such document modifies or supersedes such statement. Any such statement so modified or superseded shall be deemed, as so modified or superseded, to constitute a part of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         Securities and Exchange Commission registration fee     $ 2,173
         Printing services .................................       1,000
         Accounting services ...............................       1,000
         Legal services ....................................      15,000
         Miscellaneous .....................................       1,000
                                                                 -------
                  Total ....................................     $20,173
                                                                 =======

All expenses, other than the Commission registration fee, are estimated. LifePoint Hospitals, Inc. has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel and other advisors to the selling stockholders) in connection with the registration and sale of the shares of common stock being offered by the selling stockholders.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Our certificate of incorporation limits the liability of directors to the fullest extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for:

         -   breach of the director's duty of loyalty;
         - acts or omissions not in good faith, intentional misconduct or a knowing violation of the law;
         - the unlawful payment of a dividend or unlawful stock purchase or redemption; and
         - any transaction from which the director derives an improper personal benefit.

This provision, however, has no effect on the availability of equitable remedies such as an injunction or rescission. Additionally, this provision will not limit liability under state or federal securities laws.

         The certificate of incorporation also provides that we shall indemnify our officers and directors to the fullest extent permitted by such law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

         The directors and officers of LifePoint are covered by insurance policies indemnifying them against certain liabilities arising under the Securities Act, which might be incurred by them in such capacities.

ITEM 16.  LIST OF EXHIBITS.

      Exhibit No.                    Description
      -----------                    -----------
         2.1      Distribution Agreement dated May 11, 1999 by and among HCA,
                  LifePoint Hospitals, Inc. and Triad Hospitals, Inc. (a)

         4.1      Rights Agreement dated as of May 11, 1999 between the
                  Registrant and National City Bank as Rights Agent (a)

         5.1      Opinion of Waller Lansden Dortch & Davis, A Professional
                  Limited Liability Company

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of Waller Lansden Dortch & Davis, A Professional
                  Limited Liability Company (included in Exhibit 5.1)

------------------

(a) Incorporated by reference to exhibits to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 0-29818.

ITEM 17.  UNDERTAKINGS.

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission under Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report under
Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report under
Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Brentwood, State of Tennessee, on July 31, 2000.


                                    LIFEPOINT HOSPITALS, INC.



                                    By:       /s/ James M. Fleetwood, Jr.
                                        ----------------------------------------
                                                James M. Fleetwood, Jr.
                                             Chairman, President and Chief
                                                   Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, each person whose signature appears below on this registration statement hereby constitutes and appoints James M. Fleetwood, Jr. and Kenneth C. Donahey, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments to this registration statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same offering as this registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     Name                                     Title                                Date
                     ----                                     -----                                ----
      /s/ James M. Fleetwood, Jr.               Chairman, President and Chief                      July 31, 2000
-------------------------------------------     Executive Officer
James M. Fleetwood, Jr.                         (Principal Executive Officer)


        /s/ Kenneth C. Donahey                  Senior Vice President and Chief                    July 31, 2000
-------------------------------------------     Financial Officer (Principal
Kenneth C. Donahey                              Financial and Accounting Officer)


        /s/ Rick Tigert Helfer                  Director                                        July 31, 2000
-------------------------------------------
Rick Tigert Helfer


    /s/ John E. Maupin, Jr., D.D.S.             Director                                        July 31, 2000
-------------------------------------------
John E. Maupin, Jr., D.D.S.


         /s/ DeWitt Ezell, Jr.                  Director                                        July 31, 2000
-------------------------------------------
DeWitt Ezell, Jr.


         /s/ William V. Lapham                  Director                                        July 31, 2000
-------------------------------------------
William V. Lapham


         /s/ Richard H. Evans                   Director                                        July 31, 2000
-------------------------------------------
Richard H. Evans

                                INDEX TO EXHIBITS

      Exhibit No.                    Description
      -----------                    -----------
         2.1      Distribution Agreement dated May 11, 1999 by and among HCA,
                  LifePoint Hospitals, Inc. and Triad Hospitals, Inc. (a)

         4.1      Rights Agreement dated as of May 11, 1999 between the
                  Registrant and National City Bank as Rights Agent (a)

         5.1      Opinion of Waller Lansden Dortch & Davis, A Professional
                  Limited Liability Company

         23.1     Consent of Ernst & Young LLP

         23.2     Consent of Waller Lansden Dortch & Davis, A Limited Liability
                  Company (included in Exhibit 5.1).

------------------

(a) Incorporated by reference to exhibits to the registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, File No. 0-29818.